UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2012

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32367	80-0000545
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado		80202
(Address of principal executive office)		(Zip Code)

(303) 293-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Director; Appointment of Principal Officers.

Election of Director

Effective July 1, 2012, the Board of Directors of Bill Barrett Corporation (the “Company”) elected Carin M. Barth as a new director of the Company. Ms. Barth also was appointed to serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors.

There is no arrangement or understanding between Ms. Barth and any other persons pursuant to which she was selected as a director.

Ms. Barth is President of LB Capital, Inc., a private capital company she co-founded in 1988. Ms. Barth has served as a director on the boards of Western Refining, Inc., a publicly traded oil refiner, since March 2006; Strategic Growth Bancorp Inc., a privately held bank holding company and its affiliate, Capital Bank, SSB, since May 2010; and Encore Bancshares, Inc., a publicly traded financial holding company, from September 2009 until July 2012. Ms. Barth also serves as a director of the boards of the Methodist Hospital Research Institute and of the Ronald McDonald House of Houston. In March 2008, she was appointed a Commissioner to the Department of Public Safety for the State of Texas. She served as a member of the Board of Regents of Texas Tech University from 1999 to 2005 and was Chairman of the University’s endowment from 2001 to 2005 and 2006 to 2010. During 2004 to 2005, Ms. Barth took a leave of absence from LB Capital, Inc. to serve as Chief Financial Officer of the U.S. Department of Housing and Urban Development in Washington, D.C. From September 2006 to July 2007, she also served as Interim Senior Vice President of Finance and Administration at Texas Southern University. Ms. Barth’s experience in varied financial matters, including as Chief Financial Officer for several entities, her experience with mergers and acquisitions, her experience in operating a private capital company and her board service on numerous public and private company boards are key attributes, among others, which make her well qualified to serve as a director of the Company.

As a director who is not an employee of the Company (an “Outside Director”), Ms. Barth will be entitled to receive an annual retainer of $50,000 and a meeting attendance fee of $1,000 for each board and committee meeting attended. As an Outside Director, she also will be entitled to equity in the form of restricted common stock units (“RSUs”) pursuant to the our 2012 Equity Incentive Plan (the “2012 Plan”). RSUs representing shares of common stock having a fair market value of $130,000 determined in accordance with the 2012 Plan will be granted to each Outside Director on June 1 of each year (the “Date of Grant”). All RSUs will vest on the earlier to occur of the first anniversary of the Date of Grant or such date that the Outside Director ceases to be a director other than as a result of removal from office. The RSUs will be settled by the delivery of shares of common stock on the later of the vesting date or such later date elected by the Outside Director in accordance with the RSU agreement.

Outside directors may elect to receive all or a portion of their annual retainer and meeting fees in the form of RSUs issued pursuant to the 2012 Plan. After each quarter, RSUs representing shares of common stock with a value equal to the fees payable for that quarter, calculated using the closing price on the NYSE on the last trading day of the quarter, will be delivered to each Outside Director who elected before that quarter to receive RSUs in payment of the director fees. These RSUs vest immediately. The RSUs will be settled by the delivery of shares of common stock on the later of the vesting date or such later date elected by the Outside Director in accordance with the RSU agreement. The Outside Directors also may elect to defer the payment of cash fees pursuant to the Company’s Deferred Compensation Plan pursuant to the same terms as eligible employees except that there is no Company match of Outside Director deferred amounts. All directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees.

The Company and Ms. Barth also agreed to enter into an indemnification agreement in the form entered into with other directors and officers of the Company. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our certificate of incorporation, bylaws and applicable law. The form of this agreement is incorporated by reference into this Form 8-K.

Item 7.01.	Regulation FD Disclosure.

On July 2, 2012, the Company issued a press release concerning the election of Carin M. Barth as a director. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

10.1	Form of Indemnification Agreement between Bill Barrett Corporation and each of the directors and certain officers and employees. [Incorporated by reference to Exhibit 10.10(a) to the Company’s Registration Statement on Form S-1 (File No. 333-115445).]

10.2	Form of Restricted Common Stock Unit Award.

99.1	Press Release dated July 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2012	BILL BARRETT CORPORATION

	By:	/s/ Francis B. Barron
Francis B. Barron
Executive Vice President—General Counsel; and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Form of Indemnification Agreement between Bill Barrett Corporation and each of the directors and certain officers and employees. [Incorporated by reference to Exhibit 10.10(a) to the Company’s Registration Statement on Form S-1 (File No. 333-115445).]

10.2	Form of Restricted Common Stock Unit Award.

99.1	Press Release dated July 2, 2012.

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